Exhibit 10.2
401(k) Savings Restoration Plan
Viasystems Group, Inc.
Effective as of July 1, 2011
This material is intended to aid in the implementation of the Plan by providing an initial draft for review by representatives of Viasystems Group, Inc. and its legal counsel.

Viasystems Group, Inc.
401(k) Savings Restoration Plan
Article 1. Purposes; Effective Date
1.1 Purposes. The primary purposes of this 401(k) Savings Restoration Plan (hereinafter, the “Plan”) are to provide a select group of highly compensated employees of Viasystems Group, Inc. and its selected subsidiaries and/or affiliates (hereinafter, the “Company”) benefits that cannot be provided in the Company’s tax-qualified savings plan due to one or more limitations imposed under the Code and to permit the deferral of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to receive additional benefits and defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.
1.2 Effective Date. It is the intent that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code, and that this Plan shall be effective as of July 1, 2011 (the “Effective Date”).
1.3 Plan Type. For purposes of Section 409A of the Code, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg §1.409A-1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as Company matching or discretionary contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(B), or as otherwise provided by the Code.
Article 2. Definitions
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1 Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with this Plan. The type of Accounts available for each Participant shall be identified as follows:
(a) Retirement Account;
(b) Company Contribution Account; and
(c) In-Service Account.
Each Participant may maintain multiple Retirement Accounts, Company Contribution Accounts, and In-Service Accounts based on selecting different times and/or form of payments under rules established by the Committee.
2.2 Beneficiary. “Beneficiary” means the person, persons, or entity as designated by the Participant, entitled under Article 6 to receive any Plan benefits payable after the Participant’s death.
2.3 Board. “Board” means the Board of Directors of the Company.

2.4 Change in Control. A “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code, Treas. Reg. §1.409A-3(i)(5)(v) and any further guidance published with respect to such term. Without in any way limiting the scope of the preceding sentence, a Change of Control shall be deemed to occur on the first date upon which one of the following events occurs:
(a)	Any one person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or more than one person acting as a group (as determined under Treasury regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of either the total fair market value or total voting power of the stock of the Company (except that the acquisition of additional control of the Company by a person or persons who already own more than fifty percent (50%) is not considered to cause a change in control of the Company); or
(b)	Any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury regulations), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company (except that the acquisition of additional control of the Company by a person or persons who already own thirty percent (30%) or more of the total voting power is not considered to cause a change in control of the Company under this provision); or
(c)	A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or
(d)	Any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury regulations), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
2.5 Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance,” “further guidance” or other similar term shall include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service.
2.6 Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article 7. The initial Committee, so designated by the Board, shall consist of all of the members of the Compensation Committee of the Board.
2.7 Company. “Company” means Viasystems Group, Inc., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.8 Compensation. “Compensation” means the base salary payable to and bonus or incentive compensation earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax-qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other nonqualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee Approval.
2.9 Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article 3, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. By way of example, the Committee may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation or the Committee may apply the election to defer “bonus” to annual bonuses, short-term bonuses, long-term bonus arrangements, and other forms of incentive-based compensation. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in the form of a whole percentage, a whole percentage in excess of a stated dollar amount (for bonus Compensation only), or an exact stated dollar amount. A Deferral Commitment with respect to any bonus or incentive compensation which is determined by the Committee to be Performance-Based Compensation shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee and will become irrevocable at such time as specified by the Committee.
2.10 Deferral Period. “Deferral Period” generally means each calendar year, commencing January 1, 2012, except that if a Participant first becomes eligible on or after the beginning of a calendar year, in accordance with Section 3.1(c), the initial Deferral Period shall be the date the Participant’s first Deferral Commitment becomes irrevocable through and including December 31 of that calendar year, unless determined otherwise by the Committee.
2.11 Determination Date. “Determination Date” means each business day.
2.12 Disability. “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.
2.13 Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.
2.14 Discretionary Contribution. “Discretionary Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.5, below.
2.15 Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.16 401(k) Plan. “401(k) Plan” means the “Viasystems Retirement Savings Plan,” or any other successor defined contribution plan maintained by the Company that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.
2.17 Initial Account Balance. “Initial Account Balance” shall mean, with respect to an individual Participant in the Plan, the amount initially credited as of the Effective Date to a Participant’s Account(s) as determined by the Committee, in its sole discretion. The Initial Account Balances shall be subject to the terms and conditions of this Plan as well as any special terms and conditions the Committee may determine to be appropriate. Any Participant with an Initial Account Balance shall have no right to demand distribution of such amounts other than as provided for herein. The Initial Account Balance shall be communicated to each Participant as of the Effective Date of this Plan.
2.18 Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.28, below, and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.
2.19 Matching Contribution. “Matching Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.4, below, as determined by the Committee in its sole discretion.
2.20 Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article 3, below, or who has made a timely election to participate and is determined by the Committee in their sole discretion as being eligible to receive a Matching or Discretionary Contribution subject to the terms and conditions of this Plan. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.
2.21 Performance-Based Compensation. “Performance-Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg.§1.409A-1(e), and such Performance-Based Compensation may be determined on a fiscal- or calendar-year basis.
2.22 Plan. “Plan” means this 401(k) Savings Restoration Plan as amended from time to time.
2.23 Plan Year. “Plan Year” shall mean January 1 to December 31; provided, however, that initial Plan Year shall be the period from the Effective Date to December 31, 2011.
2.24 Profit Sharing Contribution. “Profit Sharing Contribution” means the Company contribution credited to a Participant’s Account(s) under Section 4.5, below, as determined by the Committee in its sole discretion.
2.25 Retirement. “Retirement” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after attainment of age sixty-five (65).

2.26 Specified Employee. “Specified Employee” means any Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.
2.27 Termination. “Termination,” “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, Treas. Reg. §1.409A-1(h) and other applicable guidance.
2.28 Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are identical with the investment options available under the 401(k) Plan and will be used, under this Plan, solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article 4, below, and does not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company or the 401(k) Plan. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.
Article 3. Eligibility, Participation, and Deferral Elections
3.1 Eligibility and Participation.
(a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of Company with both (i) the title of Vice President or above, and (ii) target Compensation in excess of the limit specified in Section 401(a)(17) of the Code for the applicable Plan Year, and who are designated by the Committee from time to time, and approved by the Compensation Committee of the Board.
(b)	Participation. An individual’s participation in the Plan shall be effective upon the individual’s timely election to participate in the Plan, after first becoming eligible to participate, and the earlier of (i) a contribution under this Plan being made on behalf of the Participant by the Company, or (ii) the completion and submission of a Deferral Commitment, a Distribution Election, an Allocation Form, and a Distribution Election to the Committee, at such times and in such forms as determined by the Committee.
(c)	First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a participant in another plan sponsored by the Company which is considered to be of a similar type as defined in Treas. Reg. §1.409A-1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, a Participant may make a Deferral Commitment within thirty (30) days after of the individual first becoming eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following the date the Deferral Commitment becomes irrevocable.

3.2 Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:
(a)	Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c), above. In addition, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance-Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six (6) months before the end of the performance period on which such Performance-Based Compensation is based, provided such Participant has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance-Based Compensation was established through the date the Deferral Commitment becomes irrevocable.
(b)	Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment and/or type of Compensation payable by the Company to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be paid from such Account and until such time as that entire Account Balance has been completely distributed. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Company’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.
(c)	Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.
(d)	Maximum Deferral. The maximum amount of salary that may be deferred shall be fifty percent (50%) and the maximum amount of bonus or incentive compensation that may be deferred shall be eighty-five percent (85%).
3.3 Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the next succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee prior to the time specified by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance, except that if a Participant suffers a Disability or terminates employment with Company prior to the end of the Deferral Period, or has a change in status as provided under Section 3.5 below, the Deferral Commitment shall end as of the last day of such Deferral Period.
3.4 Irrevocability of Deferral Commitment. Except as provided in Section 3.3, above, a Deferral Commitment shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan for the type of pay to be deferred.

3.5 Change in Status. If, during a Deferral Period, the Committee provides notice to a Participant that the Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of such Deferral Period in which notice is given, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1.
3.6 Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form, or Distribution Election to the Committee that, in the sole discretion of the Committee, is determined to be missing, incomplete, or inaccurate, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:
(a)	If no Account is listed, treat as if the Retirement Account was elected;
(b)	If Accounts listed equal less than one hundred percent (100%), treat as if the balance was deferred into Retirement Account;
(c)	If Accounts listed equal more than one hundred percent (100%), proportionately reduce each Account to equal one hundred percent (100%);
(d)	If In-Service Account is listed, but no deferrals can be made into that Account due to the fact that benefits are scheduled to be paid or are being paid from that In-Service Account, then the amounts elected to be deferred shall be credited to another In-Service Account, if such other In-Service Account is available for deferral, and if not, then to the Retirement Account during such period of payment, after which time the balance of the amounts elected to be deferred shall be credited to a subsequent In-Service Account with a distribution date as elected or as provided in sub-section (i), below;
(e)	If no Valuation Fund is selected, treat as if the Money Market Fund was elected;
(f)	If Valuation Fund(s) selected equal less than one hundred percent (100%), treat as if the Money Market Fund was elected for remaining balance;
(g)	If Valuation Fund(s) selected equal more than one hundred percent (100%), proportionately reduce each Valuation Fund to equal one hundred percent (100%);
(h)	If no Distribution Election is chosen, treat as if lump sum was elected for In-Service Account, Retirement Account, and/or Company Contribution Account; and
(i)	If no time of payment is chosen for In-Service Account, treat as if the earliest possible date available under the provisions of Section 5.3, below was elected.
Article 4. Deferred Compensation Account
4.1. Accounts. The Compensation deferred by a Participant under the Plan, any Matching or Discretionary Contributions and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(a), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2. Timing of Credits; Withholding. The Initial Account Balance shall be credited to the Participant’s Account(s) as of July 1, 2011. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any Matching and Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation under this Plan that is required by local, state, or federal law shall be withheld from the Participant’s corresponding nondeferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee. Any witholding of taxes or other amounts with respect to other amounts credited under this Plan that is required by local, state, or federal law shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee. Any reduction in the amount credited to the Participant’s Account under this Section 4.2 shall be done in accordance with the regulations under Section 409A of the Code so as not to cause a prohibited acceleration as defined under Section 409A of the Code and applicable guidance.
4.3. Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds, as determined by the Committee. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time.
4.4. Matching Contributions. As of each July 1 and each December 31, the Company shall make a Matching Contribution to the Retirement Account of any Participant designated by the Committee, equal to three percent (3%) of such Participant’s Compensation during the preceding six (6) months in excess of the limit specified in Section 401(a)(17) of the Code in effect for the applicable Plan Year. The Matching Contributions shall be credited to the Retirement Account as soon as practical after the end of the applicable six (6) month period, but in no event later than thirty (30) days after the close of the applicable Plan Year. The contribution that comprises the Initial Account Balance shall be made in lieu of a Matching Contribution for the Effective Date of the Plan.
4.5. Profit Sharing Contributions. In its sole discretion, the Company may make a Profit Contributions to a Participant’s Account with respect to a Plan Year for which a similar contribution is made under the Company’s tax-qualified savings plan. Profit Sharing Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board, or the Board in its sole discretion. Unless the Committee specifies otherwise, such Profit Sharing Contributions shall be allocated to the Company Contribution Account.
4.6. Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:
(a)	New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an In-Service Account at the same time that a distribution is to be made from that Account.
(b)	Company Contributions. Each Account shall be increased by any Discretionary and/or Matching Contributions credited since such prior Determination Date as set forth in Sections 4.4 and 4.5 above, or as otherwise directed by the Committee.

(c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.
(d)	Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such prior Determination Date, as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.
4.7. Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon as follows:
(a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.
(b)	Matching Contributions. A Participant shall be vested at all times in the amount of Matching Contributions credited under this Plan, including any Interest thereon, at the same rate and at the same time as the Participant’s contributions would vest if contributed to the Company’s tax-qualified savings plan.
(c)	Profit Sharing Contributions. A Participant shall be vested at all times in the amount of the Profit Sharing Contributions credited under this Plan, if any, including any Interest thereon, at the same rate and at the same time as the Participant’s similar contributions vest pursuant to the tax-qualified savings plan.
4.8. Statement of Accounts. To the extent that the Company does not arrange for Account balances to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

Article 5. Plan Benefits
5.1 Company Contribution Account. The vested portion of a Participant’s Company Contribution Account shall be distributed to the Participant upon the termination of employment with the Company.
(a)	Timing of Payment. Subject to Section 5.7, benefits payable from the Company Contribution Account shall commence the later of January 15 of the calendar year next following the calendar year in which termination of employment occurs and six (6) months following the Participant’s termination.
(b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Distribution Election coincident with the initial crediting of amounts into the Company Contribution Account, and as permitted pursuant to Section 5.8 below, except that if the Participant terminates employment prior to Retirement, in which event, the Company Contribution Account shall be paid in the form of a lump-sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made annually commencing on January 15 next following the initial payment.
(c)	Section 409A Compliance. Notwithstanding anything to the contrary, the actual date of a payment may precede or follow the designated payment date described above in order for the Company to administer the payments in conjunction with its payroll practices provided that the actual date of payment is treated as made upon the designated payment date under Section 409A of the Code, Treas. Reg. §1.409A-3(d).
5.2 Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the termination of employment with the Company.
(a)	Timing of Payment. Subject to Section 5.7, benefits payable from the Retirement Account shall commence the later of January 15 of the calendar year next following the calendar year in which termination of employment occurs and six (6) months following the Participant’s termination.
(b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.8 below, except that if the Participant terminates employment prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump-sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.
(c)	Section 409A Compliance. Notwithstanding anything to the contrary, the actual date of a payment may precede or follow the designated payment date described above in order for the Company to administer the payments in conjunction with its payroll practices provided that the actual date of payment is treated as made upon the designated payment date under Section 409A of the Code, Treas. Reg. §1.409A-3(d).

5.3 In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant.
(a)	Timing of Payment. Subject to Section 5.7, benefits payable from the In-Service Account shall commence on or about January 15 of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the third calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with the Company prior to the date so specified, the benefits under this section shall commence the later of January 15 of the calendar year next following the calendar year in which termination of employment occurs and six (6) months following the Participant’s termination.
(b)	Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.8, below, except that if the Participant terminates employment with the Company prior to the date so specified, then the In-Service Account shall be paid in a lump-sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made annually commencing on January 15 next following the initial payment.
(c)	Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).
(d)	Section 409A Compliance. Notwithstanding anything to the contrary, the actual date of a payment may precede or follow the designated payment date described above in order for the Company to administer the payments in conjunction with its payroll practices provided that the actual date of payment is treated as made upon the designated payment date under Section 409A of the Code, Treas. Reg. §1.409A-3(d).
5.4 Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump-sum payment as soon as administratively possible. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account in the form of a lump-sum payment.
5.5 Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant’s vested Account balances. If payment is made due to Financial Hardship, the Participant’s deferrals under this Plan shall cease for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant’s deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article 3 herein. Any distribution made pursuant to this section shall be as permitted by Section 409A of the Code.

5.6 Disability Distributions. Upon a finding that a Participant has suffered a Disability, the Committee shall make a distribution of all of the Participant’s Accounts. The amount of such distribution shall be made in the form of a lump sum and shall commence as soon as administratively practical after the determination of such Disability. Any distribution made pursuant to this section shall be as permitted by Section 409A of the Code.
5.7 Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:
(a)	A lump-sum amount which is equal to the vested Account balance; and
(b)	Annual installments for a period of up to ten (10) years, where the annual payment shall be equal to the balance of the Account as of the end of the month immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.
Any amount credited to an Account (and related earnings thereon) that is not subject to a Participant's Distribution Election shall be paid in the form of a lump-sum payment.
5.8 Small Account. If the Participant’s vested, unpaid Company Contribution Account balance as of the time the payments are to commence from the Company Contribution Account is less than fifty thousand dollars ($50,000), the remaining unpaid, vested Company Contribution Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; if the Participant’s vested, unpaid Retirement Account balance as of the time the payments are to commence from the Retirement Account is less than fifty thousand dollars ($50,000), the remaining unpaid, vested Retirement Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; and, if the Participant’s vested, unpaid In-Service Account balance as of the time the payments are to commence from such In-Service Account is less than twenty-five thousand dollars ($25,000), the remaining unpaid, vested In-Service Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.
5.9 Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state, or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.
5.10 Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised by the first anniversary of the effective date of the order, the Company shall distribute to the non-Participant spouse the entire amount subject to the order as soon as practical following such first anniversary.

5.11 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or person. The Committee may require proof of incompetency, minority, incapacity, or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.
5.12 Effect of Payment. The full payment of the applicable benefit under this Article 5 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
Article 6. Beneficiary Designation
6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.
6.2 Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.
a) No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the Participant’s estate.
6.3 Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
Article 7. Administration
7.1 Committee; Duties. This Plan shall be administered by the Committee, which shall consist of those individuals named by the Board, except in the event of a Change in Control as provided in Section 7.6 below. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.
7.2 Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Board, any director, officer, employee, and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by any Participant, Beneficiary, or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
7.4 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in the Plan.
7.5 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
7.6 Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. After a Change in Control, no amendment shall be made to Article 7 or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.
Article 8. Claims Procedure
8.1 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).
8.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
(a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and
(c)	An explanation of the Plan’s claim review procedure.
8.3 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within ninety (90) days (or forty-five (45) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response ninety (90) days (or forty-five (45) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of the Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
Article 9. Amendment and Termination of Plan
9.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, except that no amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment.
9.2 Company’s Right to Terminate. The Board may, in its sole discretion, terminate and liquidate the entire Plan, or a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, provided that such action complies with the requirement of Treas. Reg. §1.409A-3(j)(4)(ix). If the Board terminates the Plan under this Section 9.2, any affected account shall become one hundred percent (100%) vested.
Article 10. Miscellaneous
10.1 Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.
10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
10.3 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.
10.4 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by Company.

10.5 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Missouri, except as preempted by federal law.
10.6 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
10.7 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.
10.8 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

Viasystems Group, Inc.

By:	/s/ Bailey C. Hurley, Vice President Human Resources

Dated: July 20, 2011

Exhibit A
Valuation Funds

401(k) Plan Investment Options

Oppenheimer Developing Markets Fund	ODVYX
PIMCO Total Return Fund	PTTRX
Prudential High Yield Fund	PHYZX
Prudential Jennison Mid Cap Growth fund	PEGZX
Prudential Jennison Natural Resources Fund	PNRZX
Prudential Total Return Bond Fund	PDBZX
ML Retirement Reserves	MLIKX
Sentinel Small Company Fund	SIGWX
T Rowe Price Equity Income Fund	PRFDX
Vanguard Intermediate Term Bond Index Fund	VBIIX
Wells Fargo Advantage Precious Metals Fund	EKWYX
American Funds EuroPacific Growth Fund	REREX
American Funds Growth Fund of America	RGAEX
American New Perspective Fund	RNPEX
BlackRock Global Allocation Fund	MALOX
BlackRock Latin America Fund	MALTX
ING Real Estate Fund	CRARX
JPMorgan Mid Cap Value Fund	FLMVX
JPMorgan Small Cap Value Fund	PSOAX
BlackRock S&P 500 Index CI I	MASRX
MFS Massachusetts Investors Trust Fund	MITDX
Oakmark International Fund	OAKIX